Exhibit (g)(2)

February 10, 2025

Callodine Specialty Income Fund
Two International Place, Suite 1830
Boston, Massachusetts 02110

Attn: Jay Lyons, President

Re:	Callodine Specialty Income Fund (the “Fund”)

Pursuant to the Investment Management Agreement between the Fund and Callodine Capital Management, LP (“Callodine”) dated February 10, 2025, Callodine is entitled to investment management fees at an annual rate of 1.35%, computed daily and payable monthly in arrears, based upon the Fund’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Callodine agrees irrevocably that it shall waive 1.35% of the investment management fees payable to it until the date that is six (6) months from the effective date of the Fund’s registration statement.

Callodine Capital Management, LP

By:	/s/ James Morrow
Name:	James Morrow
Title:	CEO

Your signature below acknowledges acceptance of this Agreement:

Callodine Specialty Income Fund

By:	/s/ Jay Lyons
Name:	Jay Lyons
Title:	President